As filed with the Securities and Exchange Commission on May 6, 2014

Registration No. 333-195085

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Superior Drilling Products, Inc.

(Exact Name of Registrant as specified in its charter)

Utah	1389	46-4341605
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1583 South 1700 East, Vernal, UT 84078
(435) 789-0594

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Troy Meier, CEO
Superior Drilling Products, Inc.
1583 South 1700 East
Vernal, UT 84078
(435) 789-0594

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eugenie D. Rivers Shahzad Qadri Wong Fleming, P.C. 2340 130th Avenue NE, Ste. D150 Bellevue, WA 98005 (425) 869-4040	Michael T. Raymond Bradley J. Wyatt Dickinson Wright, PLLC 2600 W. Big Beaver Rd., Ste. 300 Troy, MI 48084-3312 (248) 433-7200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

Explanatory Note

Superior Drilling Products, Inc. (previously known as SD Company, Inc.) is filing this Amendment No. 2 (the“Amendment”) to its Registration Statement on Form S-1 (Registration Statement No. 333-195085) as an exhibit only filing to file (a) Exhibit 3.5, (b) Exhibit 5.1, and (c) to restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statements and the filed exhibits. The prospectus is unchanged and has been omitted.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$4,444
FINRA filing fee	$7,350
NYSE MKT Listing Fee	$75,000
Accountants’ fees and expenses	$400,000
Legal fees and expenses	$125,000
Printing and engraving expenses	$30,000
Transfer agent fee	$199
Miscellaneous	$10,000
TOTAL	$651,993

Item 14. Indemnification of Directors and Officers

Article 11 of the Company’s Articles of Incorporation authorizes the Company to indemnify its directors to the fullest extent permitted by the Utah Revised Business Corporation Act through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors.

In accordance with such authorization, Section 11.1 of the Company’s Bylaws (“Bylaws”) requires indemnification, to the fullest extent permitted by applicable law, of any person who is or has served as a director or officer of the Company, as well as any person who, while serving as a director or officer of the Company, served at the request of the Company as a director, officer, employee or agent of another entity, against expenses reasonably incurred because such person was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative.

Notwithstanding these indemnification obligations, Section 11.2 of the Bylaws states that no indemnification will be provided (a) to the extent that such indemnification would be prohibited by the Utah Revised Business Corporation Act or other applicable law as then in effect, or (b) except with respect to proceedings seeking to enforce rights to indemnification, to any director or officer seeking indemnification in connection with a proceeding initiated by such person unless such proceeding was authorized by the Board of Directors.

Section 11.3 of the Bylaws also provides that expenses incurred in defending any proceeding in advance of its final disposition shall be advanced by the Company to the director or officer upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company, except where the Board of Directors adopts a resolution expressly disapproving such advancement.

Section 11.4 of the Bylaws also authorizes the Board to indemnify and advance expenses to employees and agents of the Company on the same terms and with the same scope and effect as the provisions thereof with respect to the indemnification and advancement of expenses to directors and officers.

Item 15. Recent Sales of Unregistered Securities

There have been no sales or other transfers of any of our, or our subsidiaries’, securities since January 1, 2012, except as follows:

➢	We issued 1,000 shares of our common stock to the Initial Shareholders upon our formation in December 2013.
➢	We issued a $2 million Secured Convertible Promissory Note, dated February 24, 2014, to D4D, LLC (“Bridge Loan”), which is convertible into shares of our common stock upon completion of this offering

(a) at 70% of the price per share in this offering or, in certain circumstances, into other of our securities, and (b) a warrant to purchase shares of our common stock at an exercise price of 100% of the price per share in this offering.

Item 16. Exhibits

Number	Description
1.1 **	Form of Underwriting Agreement
2.1 **	Agreement and Plan of Reorganization, dated December 15, 2013, between Meier Management Company, LLC, Meier Family Holding Company, LLC, and SD Company, Inc.
3.1 **	Articles of Incorporation
3.2 **	Amended and Restated Articles of Incorporation
3.3 **	Bylaws with Exhibit A
3.4 **	Amended and Restated Bylaws
3.5 *	Articles of Amendment to Articles of Incorporation (name change)
4.1 **	Specimen Stock Certificate
5.1 *	Opinion of Wong Fleming, P.C.
10.1 **	Form of Indemnity Agreement
10.2 **	2014 Employee Stock Incentive Plan with forms of award agreements as Exhibits.†
10.3 **	Form of Executive Employment Agreement between SD Company, Inc. and Troy Meier, as CEO.†
10.4 **	Form of Executive Employment Agreement between SD Company, Inc. and Annette Meier, as President.†
10.5 **	Form of Executive Employment Agreement between SD Company, Inc. and Christopher Cashion, as CFO.†
10.6 **	Vendor Agreement between Superior Drilling Products, LLC, and Hughes Christensen, a division of Baker Hughes Oilfield Operations, Inc., dated October 28, 2013 with Exhibit A.
10.7 **	Commercial Lease, dated August 15, 2013, between Meier Properties, Series LLC, as landlord, and Baker Hughes Oilfield Operations, Inc., as tenant.
10.8 **	Acknowledgement letter, dated September 11, 2013, between Superior Drilling Products, LLC and Hard Rock Solutions, Inc., regarding the Drill N Ream commissions.
10.9 **	Membership Interest Purchase Agreement (MIPA), dated January 28, 2014, between Hard Rock Solutions, Inc., as seller, and Superior Drilling Products, LLC, as buyer, of Hard Rock Solutions, LLC, with Exhibits.
10.10**	Intellectual Property Protection Agreement (IPPA), dated January 28, 2014, between 3cReamers, LLC, Hard Rock Solutions, LLC, James D. Isenhour, and Troy Meier.
10.11**	Form of Subordinated Promissory Note from Hard Rock Solutions LLC and Superior Drilling Products LLC, as borrower, in favor of Hard Rock Solutions, Inc., as lender, to be executed upon closing of the Hard Rock acquisition.
10.12**	Form of Security and Pledge Agreement between SD Company, Inc., as debtor, in favor of Hard Rock Solutions, Inc., as secured party, to be executed upon closing of the Hard Rock acquisition with attached Schedule A.
10.13**	Form of Assignment Agreement between Superior Drilling Products, LLC and SD Company, Inc. assigning SDP’s rights under the MIPA and IPPA to SDC, to be executed in connection with the Reorganization.
10.14**	Securities Purchase Agreement, dated February 24, 2014, between SD Company, Inc. and Superior Drilling Products, LLC, as borrowers, and D4D, LLC, as lender, for $2 million bridge loan with attached exhibits.
10.15**	Secured Convertible Promissory Note, dated February 24, 2014, in the original principal amount of $2 million, from SD Company, Inc. and Superior Drilling Products, LLC, as borrowers, in favor of D4D, LLC, as lender, with Exhibits.

Number	Description
10.16**	Security Agreements, dated February 24, 2014, between SD Company Inc. and Superior Drilling Products, LLC, respectively, as debtors, and D4D LLC, as secured party.
10.17**	Form of Common Stock Purchase Warrant to be issued by SD Company Inc. in favor of D4D LLC upon conversion of $2 million bridge loan with attached exhibits.
10.18**	Form of Registration Rights Agreement to be entered into between SD Company Inc. and D4D, LLC upon conversion of $2 million bridge loan
10.19**	Standard Industrial/Commercial Single-Tenant Lease, dated January 17, 2014, between Superior Drilling Products of California, LLC (SDP(CA)), as lessor, and Roger Holder, as lessee, with respect to our Bakersfield facilities.
10.20**	Business Loan Agreement, dated April 2, 2012, between SDP(CA), as borrower, and US Employment Development Lending Center, LLC (USEDLC), as lender. (Bakersfield Loan 1)
10.21**	Promissory Note, dated April 2, 2012, in the original principal amount of $650,000, from SDP(CA), as borrower, in favor of USEDLC, as lender. (Bakersfield Loan 1)
10.22**	Agreement Assigning Rents, dated April 2, 2012, between SDP(CA), as borrower, and USEDLC, as lender (Bakersfield Loan 1)
10.23**	Commercial Security Agreement, dated April 2, 2012, between SDP(CA,) as grantor, and USEDLC, as secured party. (Bakersfield Loan 1)
10.24**	Commercial Guaranty(s), dated April 2, 2012, from Gilbert Troy Meier (individually), Annette Meier (individually), the Annette Deuel Meier Trust, and the Gilbert Troy Meier Trust, as the guarantors, respectively, in favor of USEDLC, as lender. (Bakersfield Loan 1)
10.25**	Business Loan Agreement, dated April 2, 2012, between Superior Drilling Products of California, LLC, as borrower, and USEDLC as lender. (Bakersfield Loan 2)
10.26**	Promissory Note, dated April 2, 2012, in the original principal amount of $461,500, from SDP(CA), as borrower, in favor of USEDLC, as lender. (Bakersfield Loan 2)
10.27**	Commercial Security Agreement, dated April 2, 2012, between SDP(CA), as grantor, and USEDLC, as secured party. (Bakersfield Loan 2)
10.28**	SBA First Lien Position 504 Loan Pool Guarantee Agreement, dated April 2, 2012. (Bakersfield Loan 2)
10.29**	Agreement Assigning Rents, dated April 2, 2012 between SDP(CA), as borrower and USEDLC, as lender. (Bakersfield Loan 2)
10.30*	Commercial Guaranty(s), dated April 2, 2012, from Gilbert Troy Meier (individually), Annette Meier (individually), the Annette Deuel Meier Trust, and the Gilbert Troy Meier Trust, respectively, as the guarantors, to USEDLC, as lender. (Bakersfield Loan 2)
10.31**	Construction Loan Agreement, dated May 11, 2012, between SDP(CA), as borrower, and USEDLC, as lender. (Bakersfield Loan 3)
10.32**	Promissory Note, dated May 11, 2012, from SDP(CA), as borrower, in favor of USEDLC, as lender, in the original principal amount of $1,350,000. (Bakersfield Loan 3)
10.33**	Guaranty of Completion and Performance, dated May 11, 2012, between SPD(CA), as borrower, USEDLC, as lender and Superior Drilling Products, LLC, Annette Meier and Gilbert Troy Meier, as guarantors. (Bakersfield Loan 3)
10.34**	Agreement Assigning Rents between SDP(CA), as borrower, and USEDLC, as lender, dated May 11, 2012. (Bakersfield Loan 3)
10.35**	Loan Agreement, dated July 3, 2012, between Meier Properties, Series LLC and Superior Drilling Products LLC, as co-borrowers, and Proficio Bank, as lender. (Proficio Loan 1)
10.36**	Term Note, dated July 3, 2012, from Meier Properties, Series LLC and Superior Drilling Products LLC, as co-borrowers, and Proficio Bank, as lender, in the original principal amount of $240,000. (Proficio Loan 1) with attached exhibits

Number	Description
10.37**	Deed of Trust, Security Agreement and Assignment of Leases and Rents, dated July 3, 2012, from Meier Properties, Series LLC, as grantor, to Proficio Bank, as trustee, and Proficio Bank, as beneficiary. (Proficio Loan 1)
10.38**	Loan Agreement(s), dated December 30, 2013, between Superior Drilling Products, LLC, Meier Leasing, LLC and Meier Management Company, LLC, as co-borrowers, respectively, and Proficio Bank, as lender. (Proficio Loan 2)
10.39**	U.S. Small Business Administration Note, dated December 30, 2013, from Superior Drilling Products, LLC, Meier Leasing, LLC and Meier Management Company, LLC, as co-borrowers, in favor of Proficio Bank, as lender, in the original principal amount of $627,000. (Proficio Loan 2)
10.40**	Unconditional Guaranty(s) from each of Gilbert Troy Meier, Annette D. Meier, the Gilbert Troy Meier Trust, the Annette Deuel Meier Trust, and Meier Family Holding Company, guarantor(s), respectively, to Proficio Bank, as lender, each dated December 30, 2013. (Proficio Loan 2)
10.41**	Loan Agreement dated February 4, 2013, between Meier Leasing, LLC and Meier Management Company, LLC, as co-borrowers, and Proficio Bank, as lender. (Proficio Loan 3)
10.42**	Term Note, dated February 4, 2013, between Meier Leasing, LLC and Meier Management Company, LLC, as co-borrowers, and Proficio Bank, as lender, in the original principal amount of $592,000. (Proficio Loan 3)
10.43**	Third Amendment to Loan Agreement (dated December 18, 2013), Second Amendment to Loan Agreement (dated June 15, 2009), First Amendment to Loan Agreement (dated December 10, 2007), and original Loan Agreement (dated August 10, 2007), between Tronco Energy Corporation, as borrower, Philco Exploration, LLC, as subsidiary, and Fortuna Asset Management LLC (and its assignee ACF Property Management, Inc. for the amendments). (Tronco Loan)
10.44**	Second Amended and Restated Promissory Note, dated January 1, 2014, between Tronco Energy Corporation, as borrower, and ACF Property Management Inc. as lender (assignee from Fortuna Asset Management LLC). (Tronco Loan)
10.45**	Security Agreement Pledge between Tronco Energy Corporation, as debtor, and ACF Property Management Inc. as secured party; and Owner Consent to Pledge from Meier Family Holding Company, LLC, with respect to 95% of the limited liability company interests in Superior Drilling Products, LLC, each dated June 15, 2009. (Tronco Loan)
10.46**	Security Agreement Pledge between Tronco Energy Corporation, as debtor, and ACF Property Management Inc. as secured party; and Owner Consent to Pledge from Meier Management Company, LLC, with respect to 5% of the limited liability company interests in Superior Drilling Products, LLC, each dated June 15, 2009. (Tronco Loan)
10.47**	Security Agreement Pledge between Tronco Energy Corporation, as debtor, and ACF Property Management Inc., as secured party; and Owner Consent to Pledge from Meier Management Company, with respect to 100% of the limited liability company interests in Superior Design and Fabrication, LLC, each dated December 18, 2013. (Tronco Loan)
10.48**	Guaranty(s) from Gilbert Troy Meier Trust (dated August 10, 2009), and from Superior Drilling Products, LLC and Superior Design and Fabrication, LLC (dated December 18th, 2013), in favor of ACF Property Management, Inc., as lender. (Tronco Loan)
10.49**	Loan Purchase Agreement between ACF Property Management Inc., as lender and seller, SD Company Inc., as buyer, and Tronco Energy Corporation, as borrower, dated January 1, 2014. (Tronco Loan)
10.50**	Loan Agreement, dated April 3, 2012, between Meier Properties Series LLC and Superior Auto Body & Paint LLC (SABP) as co-borrowers, and Mountain West Small Business Finance, as lender. (SABP Loan 1);
Change in Terms Agreement dated March 19, 2012, between Superior Auto BODY & Paint LLC, as borrower and Mountain America Credit Union, as Lender; and
Change in Terms Agreement dated March 19, 2012, between Superior Auto BODY & Paint LLC, as borrower and Mountain America Credit Union, as Lender.

Number	Description
10.51**	Promissory Note dated March 19, 2012, from Superior Auto Body and Paint LLC,as borrower, in favor of Mountain America Credit Union in the amount of $1,698,005.00
10.52**	Loan Agreement, dated May 25, 2012, between Meier Properties Series LLC and SABP, as co-borrowers and Mountain West Small Business Finance, as lender. (SABP Loan 2)
10.53**	U.S. Small Business Administration Note, dated May 25, 2012, between Meier Properties, Series LLC, as debtor, SABP, as operating company, and Mountain West Small Business Finance, as lender, in the original principal amount of $1,159,000.00 (SABP Loan 2)
10.54**	Security Agreement(s), dated May 25, 2012, between each of Meier Properties, Series LLC and SABP, as debtor(s), and Mountain West Small Business Finance, as lender. (SABP Loan 2)
10.55**	Continuing Guaranty, dated May 20, 2011, by Superior Drilling Products , as guarantor, to Mountain America Federal Credit Union, as lender. (SABP Loans 1 and 2)
10.56**	Lease, dated May 25, 2012, between Meier Properties, Series LLC, as lessor, and SABP, as lessee.
21.1**	Subsidiaries of the Registrant
23.1 *	Consent of Wong Fleming, P.C. (included in Exhibit 5.1)
23.2**	Consent of Hein & Associates, LLP
24.1**	Power of Attorney
99.1**	Consent of Director Nominee – Terrance Cryan
99.2**	Consent of Director Nominee – Robert Iverson
99.3**	Consent of Director Nominee - Michael Ronca

*	Filed with this Amendment No. 2.
**	Filed previously with the Company’s Registration Statement on April 7, 2014, or by Amendment No. 1 on April 30, 2014.
†	Indicates a management contract or compensatory plan, contract or arrangement.

Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the Registrant’s payment of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

➢	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
➢	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
➢	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
➢	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, Superior Drilling Products, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vernal, Utah, on May 6, 2014.

Superior Drilling Products, Inc.

By:	/s/ G. Troy Meier G. Troy Meier, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on May 6, 2014.

Signature	Title
/s/ G. Troy Meier G. Troy Meier	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Annette Meier Annette Meier	President and Director
/s/ Christopher Cashion Christopher Cashion	Chief Financial Officer (Principal Financial and Accounting Officer)